Exhibit 10.8
As amended and restated
October 30, 2008, effective
as of January 1, 2005
(Subject to the transition
rules of Section 409A
EMS TECHNOLOGIES, INC.
DEFERRED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS
ARTICLE I
DEFERRAL OF COMPENSATION
1.1 PURPOSE AND ELIGIBILITY. This deferred compensation plan (this “Plan”) for persons serving as members of the Board of Directors (the “Board”) of EMS Technologies, Inc. (the “Company”) who are not employed by the Company (“Non-Employee Directors”) is adopted in order to allow each Non-Employee Director to (i) automatically defer a portion of his or her annual retainer for service on the Board (the “Retainer”) as set forth in Section 1.2 below, and (ii) defer the receipt of all or part of the balance of his or her Retainer and of his or her other compensation for service as a member of the Board or committees thereof (collectively, “Eligible Compensation”) as set forth in Section 1.3 below, all subject to and in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder, including any transition rules (“Section 409A”).
1.2 AUTOMATIC DEFERRAL. Each Non-Employee Director will have a portion of his or her Retainer then in effect automatically deferred and credited to his or her Deferral Account as set forth in Sections 2.1 and 2.2 below. The portion of the Retainer subject to such automatic deferral shall be determined from time to time, prior to the beginning of the calendar year, by the Governance Committee of the Board (the “Committee”), but shall be not less than 40%. Subject to the provisions of Article III, all amounts deferred under this Section shall be payable within 30 days after the date on which the participant ceases to be a member of the Board.
1.3 IRREVOCABLE ELECTION FOR ADDITIONAL DEFERRAL
     A. Except as provided in paragraph 1.3(B), prior to the first day of each calendar year, each Non-Employee Director shall be entitled to make an irrevocable election on a form provided by the Company to receive Eligible Compensation payable during such year in cash or to defer payment of all or any portion thereof into his or her Deferral Account.
          Subject to the provisions of Article III, all amounts deferred under this Section with respect to a calendar year shall be payable on the earlier of a date: (i) within 30 days after the participant ceases to be a member of the Board; or (ii) within the first 30 days of the fifth year following the year of deferral, subject to the right of the participant to elect to defer payment of all or a portion of the amount then payable in accordance with Article III.
     B. Each person who becomes a Non-Employee Director during a calendar year shall, within 30 days after the date of becoming a Non-Employee Director, be entitled to make the irrevocable election described in paragraph 1.3(A) for the remainder of such calendar year, which election shall be effective only as to Eligible Compensation earned after the date thereof.
      C. Failure to file an election for any year as specified in paragraphs 1.3(A) and (B) shall be deemed to be an election to receive in cash all Eligible Compensation for such year.

ARTICLE II
DEFERRAL ACCOUNT; DEFERRED STOCK UNITS
2.1 DEFERRAL ACCOUNT. Amounts deferred under this Plan shall be credited to a notional bookkeeping account (a “Deferral Account”) established for each participant. For certain recordkeeping purposes, a participant’s Deferral Account shall be divided into two subaccounts, an Automatic Deferral Subaccount and an Elective Deferral Subaccount.
2.2 DEFERRED STOCK UNITS. Amounts credited to each participant’s Deferral Account will be deemed to be invested in the form of deferred stock units (“DSU’s”) representing shares of the Company’s $1.00 par value common stock (“EMS Shares”). DSU’s are not actual EMS Shares, and cannot be settled in or surrendered for EMS Shares. Instead, they are bookkeeping units that will be administered by the Company to provide a return on each Deferral Account equal to the return that would occur if the amounts credited to the Deferral Account were used to purchase EMS Shares on the dates so credited, including the effects of immediate reinvestment of any cash dividends paid from time to time on the EMS Shares. Holders of DSU’s have no voting rights or any attributes of stock ownership other than such equivalent economic return. The number of DSU’s received upon each deferral shall be equal to the amount thereof divided by the Fair Market Value (as then defined in the Company’s 2007 Stock Incentive Plan or any similar successor plan) of the EMS Shares on the date of the deferral.
2.3 RECAPITALIZATION. If, as a result of a recapitalization of the Company (including stock splits), the EMS Shares shall be changed into a greater or smaller number of shares, the number of DSU’s credited to each Deferral Account shall be appropriately adjusted on the same basis as such recapitalization. If the Company shall make a distribution in kind on the EMS Shares, or the EMS Shares shall as a result of a merger, recapitalization or similar transaction be converted into different property or shares, each DSU shall thereafter be deemed to include or consist of the property or shares so distributed with respect to each EMS Share, or into which each EMS Share was so converted. The provisions of this Section shall apply to successive transactions of the type specified herein that may affect the value of the property deemed from time to time to be included in the DSU’s.
ARTICLE III
PAYMENT OF DEFERRED COMPENSATION
3.1 METHOD OF PAYMENT OF DEFERRED COMPENSATION. The amounts deferred by the participant under Sections 1.2 or 1.3 above shall be payable in accordance with this Article III. Subject to Sections 3.3, 3.4 and 3.5 below and to Section 4.1, the participant’s Deferral Account shall be payable as follows:
     A. Automatic Deferral Subaccount. The participant’s Automatic Deferral Subaccount shall be payable on (or commencing on) a date within 30 days of the date the participant separates from service as a member of the Board. The payment shall be made in a lump sum, provided that the participant may elect prior to commencement of a calendar year with respect to the deferrals for such calendar year (or in accordance with the transition rules of Section 409A) to receive annual installments over a period of up to 10 years; provided further that the participant may, not less than 12 months prior to the date his or her payments start, elect to change the form of payment of the deferrals for a calendar year, provided that (1) only one such change is permitted and after such election change, the election is irrevocable, (2) the start of payments for the participant’s deferral for such year will be deferred for not less than 5 years and all payments shall be made within 10 years of the date the participant separates from service as a member of the Board; and (3) the election shall not be effective for 12 months.

     B. Elective Deferral Subaccount. The deferrals to the participant’s Elective Deferral Subaccount for a calendar year shall be payable on the earlier of (i) a date within 30 days of the date the participant separates from service as a member of Board or (ii) a date within 30 days after January 1 of the fifth calendar year following the calendar year of the deferral, provided that not less than one year prior to such January 1, the participant may elect to defer the payment to a calendar year at least 5 years after the year of the initial payment date and in such event, the payment shall be made within 30 days after the January 1 in such later year, provided, further, the payment shall be made no later than the date specified in (i) above. The payment of the participant’s Elective Deferral Subaccount shall be made in a lump sum, provided that the participant may elect for the deferrals for a calendar year (or in accordance with the transition rules of Section 409A) to receive payment in annual installments over a period of up to 10 years.
     C. Restriction on Key Employee Distributions. Notwithstanding the other provisions of this Section 3.1, in the event a Participant who is a “key employee” (as determined by the Plan Administrator in accordance with rules established by the Plan Administrator under Section 409A) becomes entitled to payment of his Account, payments shall not commence until 6 months and one day after his separation from service (unless otherwise permitted by Section 409A) and on such date the payments that would have been made during such six-month period shall be made in a lump sum.
3.2 AMOUNT OF PAYMENTS. The amount of the each payment shall be the value of the DSU’s in the participant’s Deferral Account on the payment date, divided (in the case of elections of annual installments) by the total number of installments (including such installment) remaining to be paid. In each case, such value shall be the number of DSU’s credited to the Deferral Account multiplied by the Fair Market Value on the date of the payment, and upon occurrence of the payment such number of DSU’s shall be reduced to reflect the payment.
3.3 BENEFICIARIES; PAYMENT ON DEATH. A participant may designate on a form provided by the Company a beneficiary or beneficiaries to receive upon the participant’s death any unpaid amounts credited to the participant’s Deferral Account. At any time, and from time to time, a participant may change or revoke his or her beneficiary designation without the consent of any beneficiary. Any such designation, change or revocation must be made by executing a new beneficiary designation form and filing such form with the Company. Upon a participant’s death (whether before or after separation from service), the payment to the beneficiary shall be made in a lump sum. If the participant designates more than one beneficiary, any payments to beneficiaries will be made in equal percentages unless the participant designates otherwise. Upon the participant’s death, any portion of the participant’s Deferral Account that is not payable to a designated beneficiary will be paid to the participant’s estate in the form of a lump sum.
3.4 PERMANENT DISABILITY. If a participant becomes permanently disabled before payment of all amounts credited to his or her Deferral Account, the balance in such Deferral Account shall be paid to the participant in a lump sum within 90 days after the determination of such disability. The determination of permanent disability for this purpose shall be made in accordance with Section 409A.
3.5 NO ACCELERATION OF PAYMENT; UNFORESEEABLE EMERGENCY. Except as expressly provided in this Section 3.5, no payment of benefits shall be made under this Plan prior to the payment date or dates established pursuant to the other provisions of this Article III. A participant who is suffering an unforeseeable emergency as defined in Section 409A may file a written request with the Committee for distribution of all or a portion of the amount credited to his or her Deferral Account. The Committee shall have sole discretion to determine whether to grant a participant’s request and the amount to distribute to the participant. The Committee shall not authorize distribution of an amount in excess of that reasonably necessary to alleviate the unforeseeable emergency, after consideration of both taxes owed on the distribution and other financial resources available to the participant. Any participant who receives a distribution pursuant to this Section 3.5 shall not be eligible to make additional deferrals of Eligible

Compensation pursuant to Section 1.3 until the first day of the calendar year immediately following the expiration of 12 months from the date of the distribution.
ARTICLE IV
GENERAL
4.1 PLAN AMENDMENT AND TERMINATION. The Board may amend or terminate this Plan at any time. If, upon termination of the Plan, the Company also terminates all other arrangements that would be aggregated with the Plan under Section 409A with respect to the participants, each participant’s Deferral Account shall be distributed. Such distribution shall be made in a lump sum and shall not be made earlier than 12 months after the date of termination of the Plan (unless the participant is otherwise entitled to a distribution during such period), and shall be completed within 24 months after such date of termination. However, in the event of such a distribution, the Company may not, within three years following the date of termination, adopt any other plan or arrangement that would be aggregated with the Plan under Section 409A with respect to the participants.
4.2 NO RIGHT TO CORPORATE ASSETS. This Plan is a non-qualified, unfunded, deferred compensation plan. The Company will not be required to reserve, segregate or deposit any funds or assets of any kind to meet its obligations hereunder, which obligations are general unsecured obligations of the Company. Nothing in this Plan will give a participant, a participant’s beneficiary, or any other person any equity or other interest in the assets of the Company, or create either a trust or fiduciary relationship of any kind between the Company and any such person. Any rights that a participant, beneficiary or other person may have under this Plan shall not be assignable by any such person. However, nothing contained herein shall prevent the Company, in its sole discretion, from establishing a trust (but only under the laws of a jurisdiction within the United States), including a so-called rabbi trust, for the purpose of providing for the payment of its obligations arising hereunder . The assets of such trust shall remain subject to the claims of the Company’s creditors, and no participant shall have any interest in such assets.
4.3 LIMITATION ON RIGHTS CREATED BY PLAN. Nothing in this Plan will give a participant any right to continue as a member of the Board.
4.4 GOVERNING LAW. This Plan will be construed, enforced and administered according to the laws of the State of Georgia.
4.5 ADMINISTRATION AND INTERPRETATION. The Company may adopt any rules and procedures it deems appropriate to provide for the orderly and efficient administration of the Plan.
          The Committee may interpret the provisions of this Plan, and in the absence of bad faith any such interpretations shall be binding upon the Company and all participants. The Committee may also make any amendments or clarifications of a technical nature that it deems appropriate to carry out the terms of this Plan.
4.6 CHANGE OF CONTROL. For a period of two years after a Change of Control, and except with the consent of each person at that time participating in this Plan, this Plan may not be terminated, nor may it be amended if such amendment would (i) reduce the amount of any benefit provided hereunder below the amount that would have been payable on the date immediately preceding the date of the Change of Control, or (ii) reduce the rate or amount of benefits accruing hereunder below that in effect on the date immediately preceding such date.
          A “Change of Control” shall be deemed to have occurred upon the occurrence of a Triggering Event as defined in the Company’s Stockholder Rights Plan dated as of April 6, 1999.

4.7 CONFORMANCE WITH SECTION 409A. At all times, this Plan shall be operated in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Committee or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document in accordance with Section 409A that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth.